February 12, 1998



Securities and Exchange Commission
Washington DC  20549

Gentlemen:

Pursuant to the requirements of the Securities Exchange Act of 1934 we are transmitting herewith the attached amended Schedule 13G/A. This amendment pertains to Schedule 13G filed on January 30, 1998.

Sincerely,



Calvin S. Koonce

Schedule 13G


VSE CORPORATION

COMMON STOCK

CUSIP  918284100


ITEM #1
	NAME OF REPORTING PERSON
	S.S. NUMBER

					Calvin Scott Koonce
					###-##-####


ITEM #2
	NOT APPLICABLE



ITEM #3
	SEC USE ONLY


ITEM #4
	CITIZENSHIP

				US/RESIDENT OF MARYLAND


ITEM #5
	SOLE VOTING POWER

				315,458


ITEM #6
	SHARED VOTING POWER

				0


ITEM #7
	SOLE DISPOSITIVE POWER

				315,458


ITEM #8
	SHARED DISPOSITIVE POWER

				0



ITEM #9
	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

				315,458


ITEM #10
	NOT APPLICABLE


ITEM #11
	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

				18.0%


ITEM #12
	TYPE OF REPORTING PERSON

				IN

After reasonable inquiry and to the beset of my knowledge and belief, I certify information set forth in this statement is truc, complete and correct.




/s/	Calvin S. Koonce

		February 12, 1998